EXHIBIT 5.1

             OPINION OF COHEN BRAME & SMITH PROFESSIONAL CORPORATION

                               COHEN BRAME & SMITH
                             Professional Corporation
                                 Attorneys at Law
                            One Norwest Center, Suite 1800
                               1700 Lincoln Street
                                 Denver, CO 80203

                                  August 3, 1998


Horizontal Ventures, Inc.
630 Fifth Avenue, Suite 1501
New York, NY 10111

Re: Form S-3 Registration Statement relating to shares of no par value Common Stock for Selling Security Holders

Ladies and Gentlemen:

          We have acted as counsel for Horizontal Ventures, Inc. (the "Company") in connection with the Form S-3 Registration Statement to be filed by the Company with the Securities and Exchange Commission relating to the shares of the Company's no par value common stock (the "Common Stock") being offered for sale by certain holders of the Company's securities. As such counsel, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth.

          Based upon the foregoing, we are of the opinion that the shares of Common Stock being offered when sold in accordance with the terms set forth in the Registration Statement will be validly issued and outstanding, fully paid and nonassessable.

          We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Registration Statement.

                                    Very truly yours,

                                    /s/ Roger V. Davidson
                                    Roger V. Davidson
                                    Cohen Brame & Smith,
                                    Professional Corporation